Exhibit 99.6

CONSENT OF CORPORATE FUEL SECURITIES, LLC

We hereby consent to the use in the prospectus/offer to exchange that forms a part of the Registration Statement on Form S-4 of Steel Partners Holdings L.P. of the summarization of our evaluation report for discussion with the Audit Committee of the Board of Directors of Steel Partners Holdings GP Inc., dated June 21, 2017, included as Exhibit 99.7 to such Registration Statement, and to the description of such evaluation report and to the references to our name contained therein under the headings “Special Factors – Background of the Offer; Past Contacts or Negotiations with the Company”; “Special Factors – Evaluation Report of the Financial Advisor to Purchaser Group”; and “Special Factors – Certain Unaudited Projected Financial Information of HNH”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ CORPORATE FUEL SECURITIES, LLC

August 22, 2017